CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement on Form S-8 No. 333-126137 of Aerotelesis, Inc. of our report dated July 14, 2005, with respect to the consolidated financial statements of Aerotelesis, Inc. included in this Annual Report (Form 10-K) for the year ended March 31, 2006.

/S/ Killman, Murrell & Company, P.C.
Killman, Murrell & Company, P.C.

Odessa, Texas
July 13, 2006